UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2016

Intelgenx Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

6420 Abrams, Ville Saint Laurent, Quebec, H4S 1Y2 Canada
(Address of principal executive offices and Zip Code)

(514) 331-7440
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Appointment of Director

The Company announced today that Mr. Mark Nawacki has accepted his appointment by the Board of Directors to serve as a director of IntelGenx Technologies Corp. until the next annual meeting of the shareholders of the Company or until his successor is duly elected and qualified.

Since 2014, Mark Nawacki is the President and CEO of Searchlight Pharma Inc., a Canadian-based specialty pharmaceutical company focused on the acquisition and commercialization of innovative and unique healthcare and pharmaceutical products. Prior to joining Searchlight Pharma, from September 2003 to September 2014, Mr. Nawacki served as Executive Vice President, Business and Corporate Development.of Paladin Labs, where he spent over 11 years building out the Company’s commercial and geographic footprint. Over the course of his 11-year tenure at Paladin, Mr. Nawacki helped shape the therapeutic focus of Paladin’s Canadian business via licensing and acquisitions, and built Paladin’s international expansion and emerging markets strategy.

Mark holds a BA in International Relations and Russian and East European Studies from the University of Toronto (Trinity), MBA also from the University of Toronto, and is a Canadian-designated CPA. He is a past member of the Board of Trustees of the Licensing Executive Society (USA & Canada) and is a former President and Board Member of the Canadian Healthcare Licensing Association. He also currently sits on the Board of Kane Biotech Inc, a Canadian Company publicly traded on the TSX-Venture, the Montreal Bach Festival and The Sacred Heart School of Montreal.

Item 8.01 Other Events - News Release

IntelGenx Reports Second Quarter 2016 Financial Results and Appointment of New Director

Exhibit	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: August 11, 2016	By: /s/ Horst Zerbe
Horst G. Zerbe
Chairman of the Board